Exhibit 99.1

PRESS RELEASE

For Immediate Release:  December 22, 2004

Contact:

Ronnie Lyon, VP/General Counsel

Phone:    903-813-0377

Email:    rlyon1@airmail.net

Cap Rock Energy Announces Issuance of Stock Grants,
Officer Appointment and Director Retirement

MIDLAND, TX — Cap Rock Energy Corporation (AmEx: RKE) today announced a grant of restricted stock to all company employees and directors in recognition of the company’s successful transition to an investor-owned utility and its high rates of customer satisfaction.

These restricted stock grants are part of the Company’s continuing effort to reward and provide incentives to employees and directors, for developing one of the best electric utilities in the southwest, according to David W. Pruitt, President/CEO and Co-Chairman of the Board.  The Company was the first electric cooperative in the nation to change its corporate structure to a shareholder owned corporation and it has created approximately $100 million in value for its shareholders in the process.   The restricted stock grants allow the Company to reward employees and directors at no cost to the Company’s customers, since the stock grants are not included in the Company’s rate base.

“It has been our model all along to have a part of all employee compensation paid in stock in their Company as a reward for their efforts and as an incentive for future success,” Pruitt said. “This model was approved by our shareholders in 2002 and has proven to be a success. We have performed very well for our shareholders and our customers since changing from an electric cooperative to an investor-owned utility and we have laid the groundwork for other electric cooperatives to follow our lead.”

“This was not an easy transition and our success is due to the continued efforts of our dedicated employees and directors. These restricted stock grants are a reward to our employees for their commitment and hard work  as Cap Rock’s high level of customer satisfaction is directly related to their efforts.  The dilution effect of the restricted stock grants is approximately 5% on the Company’s stock.“

The Company provides electric distribution services to its customers and is known for its exemplary customer service. Cap Rock changed its corporate structure from an electric cooperative to a shareholder owned corporation in 2002 and has experienced a great deal of success since the transition, as evidenced by strong earnings and rising stock prices.  The approximately 120,000 shares of restricted stock awards require all recipients to continue to hold at least 25% of the stock awarded as long as they remain with the Company. These  restricted stock awards will ensure that the devoted employees who have contributed to the Company’s success will remain with the Company and benefit from its continued success.

Cap Rock Energy also announced today that the Board, upon the recommendation of Mr. Pruitt, elected Will West to serve as President of the Company.

Mr. West earned both a Bachelors and a Masters degree in accounting from Texas A&M University and is a Certified Public Accountant.  Prior to joining the Company, he was a part of the senior management team of KPMG, LLC, and worked as a senior officer for Benchmark, a privately held energy company operating across the southwest.  Mr. West  joined Cap Rock Energy in July 2003 and most recently served as Vice-President and Chief Strategic Officer.  Mr. West  will immediately assume the duties of President.  Mr. Pruitt will remain with the Company as CEO and Co-Chairman of the Board of Directors.

Mr. West also was appointed to serve on Cap Rock Energy’s Board of Directors, replacing Newell Tate, a longtime director of the Company and its predecessor, who announced his intent to retire and submitted his resignation as a director.  With Mr. Tate’s retirement, the Board voted to appoint Mr. West to fill his unexpired term.

“We are excited to have someone of Will’s caliber to serve as President of the Company and to serve on the Board,” Mr. Pruitt said.  “He has continually taken on more and more responsibility since he came to us in 2003 and has proven to be an outstanding leader capable of making tough decisions.”  Added Russell E. Jones, Co-Chairman of the Board of Directors, “Newell Tate will be greatly missed. While we are blessed to have Will, we hate to lose Newell.  He has been instrumental in making this Company a success and in creating value for all of the customers and shareholders of the Company and its predecessor.  He has been a valuable member of the Board for a long time and we wish him the very best.”

Mr. West said, “ I am very excited about the opportunity to lead this great Company and grateful to David and the Board for their trust and vote of confidence.  I will continue to build upon the strong foundation that has been laid and look forward to guiding our Company in becoming a leader in the industry.”

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.